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EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT

    THIS TRANSITION SERVICES AGREEMENT (the "Agreement") by and between Optio Software, Inc. ("Company"), and C. Wayne Cape ("You" or "Your")(collectively referred to as the "Parties"), is entered into and effective as of the 1st of August, 2001 (the "Effective Date").1

    WHEREAS, prior to the Effective Date You served as the Chief Executive Officer and Chairman of the Board of Directors of the Company;

    WHEREAS, you have resigned as Chief Executive Officer and the Company desires to continue to employ You as an employee to provide consulting and transition services to the Company, and You desire to accept said continued employment; and

    WHEREAS, the Company and You have agreed upon the terms and conditions of Your continued employment with the Company and the Parties desire to express the terms and conditions in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

    1. Employment and Duties.

        A.  Company shall continue to employ You as an employee of the Company to provide consulting and transition services at the request and direction of the Board of Directors of the Company (the "Board"), in accordance with the terms and conditions set forth in this Agreement. You accept employment on the terms set forth herein. You shall report to the Board.

        B.  You shall perform such services as set forth on Exhibit B ("Services") and as may otherwise be agreed to by You and the Board from time to time.

    2. Compensation.

        A.  Base Salary. During the term of this Agreement, Company shall pay to You a base salary of $25,000.00 per month ("Base Salary"), subject to all applicable withholdings. Your Base Salary shall be paid to You in accordance with the Company's normal payroll practices.

        B.  Executive Benefits. You shall be entitled to participate in all benefit plans as shall be in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans and programs.

        C.  Modification of Stock Options. You and the Company acknowledge that you hold the following stock options (adjusted for splits prior to the date hereof) (i) an option to purchase 500,000 shares at an exercise price of $0.02 per share granted in 1989 (the "1989 Option"); (ii) an option to purchase 500,000 shares at an exercise price of $0.05 granted in 1993 (the "1993 Option"); (iii) an option to purchase 1,000,000 shares at an exercise price of $0.80 per share which is fully vested (the "Vested 1998 Option"); and (iv) an option to purchase 1,000,000 shares at an exercise price of $0.80 per share which is vested as to 750,000 shares (the "Partially Vested 1998 Option"). The Company by this Agreement hereby amends the Vested 1998 Option and the Partially Vested 1998 Option to extend the date for termination of such options, as set forth in Section 3 thereof, to the date two (2) years from the last day of the Term of this Agreement.

1   Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of "Agreement."

    3. Term and Termination. The term of this Agreement shall be for the period beginning on the Effective Date and ending on July 31, 2003 (the "Term"). Upon expiration of the Term, this Agreement and Your employment with the Company will terminate. This Agreement and Your employment may be terminated prior to expiration of the Term upon the occurrence of any of the following events:

        A.  Your death;

        B.  Mutual written agreement between You and the Company at any time;

        C.  Your written notice to the Board, of your termination of this Agreement; or

        D.  Your receipt of notice from the Board of Directors of Your termination For Cause, based upon: (i) Your breach of Your obligations under Sections 6, 7 or 8 of this Agreement or (ii) any act or omission by You which constitutes fraud, dishonesty, malfeasance, negligence or misconduct and is, or is likely to be, injurious to the Company or the business reputation of the Company.

    4. Post Termination Payment Obligations.

        A.  If this Agreement terminates for any of the reasons stated in sub-sections B, C, or D of Section 3 of this Agreement and Section 4C below does not apply, then You shall be entitled to receive Your Base Salary through the termination date and thereafter the Company shall have no further obligations under this Agreement, but You shall continue to be bound by all post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.

        B.  If this Agreement terminates for the reason stated in sub-section A of Section 3, then (i) the Company shall continue to pay to your heirs an amount equal to Your Base Salary in effect as of the date of termination through the end of the Term (the "Separation Payment"), payable as and when payments would have been made to you under Section 2A above, (ii) the Company shall reimburse Your eligible dependents' COBRA premiums under the Company's major medical group health plan on a monthly basis through the earlier of (x) the expiration of eighteen (18) months following Your death or (y) the end of the Term (the "COBRA Period") and (iii) if the COBRA Period ends before the end of the Term, then the Company shall procure individual medical and dental insurance policies for Your dependents on substantially similar terms as the coverage provided by the Company as of the date of your death under the Company's group health and dental insurance plan(s) for the balance of the Term following the expiration of the COBRA Period. The payments set forth in the preceding sub-clauses (i) and (ii) shall constitute full satisfaction of the Company's obligations under this Agreement.

        C.  Upon a Change in Control prior to expiration of the Term, at its option and in its sole discretion, the Company may pay You a lump sum payment equal to the amount of Base Salary You would have received through the end of the Term, which shall fully satisfy the Company's obligations pursuant to Section 2A above. Such lump sum payment shall not discharge any of the Company's other obligations to You hereunder unless, after a Change in Control, You elect to terminate this Agreement prior to the end of the Term, upon which the Company shall reimburse You and Your eligible dependents' COBRA premiums under the Company's major medical group health plan on a monthly basis through the earlier of (x) the expiration of eighteen (18) months following termination of this Agreement or (y) the end of the Term (the "COBRA Period") and if the COBRA Period ends before the end of the Term, then the Company shall procure individual medical and dental insurance policies for You and Your dependents on substantially similar terms as the coverage provided by the Company as of the date of termination of this Agreement under the Company's group health and dental insurance plan(s) for the balance of the Term following the expiration of the COBRA Period. Should the Company elect not to make a lump sum payment on a Change of Control, You shall continue to receive the Base Salary and benefits described herein through the end of the Term.

        D.  If this Agreement terminates prior to expiration of the Term for any reason other than as described in Section 4A above, then Your right to any separation payments or other compensation or remuneration hereunder is not conditioned upon any obligation to mitigate any loss of income.

    5. Set-Off. If You have any outstanding obligations to the Company at the time this Agreement terminates for any reason, You acknowledge that the Company is authorized to deduct any amounts owed to the Company from Your final paycheck and/or from any amounts that would otherwise be due to You under Section 4B above.

    6. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

        A.  Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any agreement that would prevent You from performing Your duties for the Company or otherwise complying with this Agreement, and (ii) You are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

        You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's consent.

        The obligations under this Section 6A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

        The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

        B.  Non-Solicitation of Customers. During the Restricted Period, You will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 6B apply only to the Customers with whom You had Contact.

        C.  Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

        D.  Non-Competition. During the Restricted Period, You will not, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which you performed, or which are substantially similar to those which you performed, as Chief Executive Officer, President and Chairman of the Board of the Company. Nothing in this Agreement shall be construed to prohibit You from performing activities which You did not perform for the Company.

    7. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

    The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

    You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

    8. License. You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

    9. Injunctive Relief. You agree that if You breach Sections 6, 7, and/or 8 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

    10. Books and Records. You agree that all files, documents, records, customer lists, books and other materials which come into Your use or possession during the term of this Agreement and which are in any way related to the Company's business shall at all times remain the property of the Company, and that upon request by Company or upon the termination of this Agreement for any reason, You shall immediately surrender to Company all such property and copies thereof.

    11. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

    12. Attorneys' Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.

    13. Waiver. The Company's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

    14. Entire Agreement. This Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

    15. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

    16. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement.

    17. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

    18. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

    19. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Optio Software, Inc. 3015 Windward Plaza Windward Fairways II Alpharetta, Georgia 30005 Attn: Chief Executive Officer
To Executive:	C. Wayne Cape 1280 Northcliff Trace Roswell, Georgia 30076

    Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address for notice by notifying the other party of such change in accordance with this Section.

    20. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

    21. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

OPTIO SOFTWARE, INC.:
By:	/s/ WARREN K. NEUBURGER Warren K. Neuburger Chief Executive Officer
C. Wayne Cape:
/s/ C. WAYNE CAPE
Confirmation of Approval by Compensation Committee:
/s/ MITCHEL LASKEY Mitchel Laskey, Chairman of the Compensation Committee of the Board of Directors of the Company

EXHIBIT A

DEFINITIONS

A.
"Business" shall mean the business of (i) developing and providing software that enables a business to integrate and present information to its customers, suppliers, partners, and employees through various types of media (including, but not limited to, print, Internet, e-mail and fax) by customizing, delivering and exchanging information over a computer network (the "Software"), and (ii) providing the implementation, training, and consulting services that support the Software.

B.
"Change of Control" shall mean either of the following: (i) the acquisition, directly or indirectly after the date of this Agreement, in one series of related transactions, of 30% or more of the Company's common stock by any "person" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended excluding any acquisitions in capital raising transactions; (ii) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company as a group would receive less than 30% of the voting capital stock of the surviving or resulting corporation, or (iii) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company, provided that none of the transactions described in subsections (i), (ii) or (iii) shall include a transaction or series of transactions with an entity which is controlled, directly or indirectly, after the transaction, by the Company or another entity in which the shareholders of the Company immediately prior to such transaction control, directly or indirectly, at least 30% of the outstanding voting securities (including any entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries).

C.
"Company" means Optio Software, Inc., its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.

D.
"Confidential Information" means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

E.
"Contact" means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F.
"Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

A–1

G.
"Employee" means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

H.
"Licensed Materials" means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

I.
"Restricted Period" means the time period during Your employment with the Company, and for one year after Your employment with the Company ends.

J.
"Territory" means the United States of America.

K.
"Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

L.
"Work Product" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

A–2

EXHIBIT B

Description of Consulting and Transition Services:

  •
  Perform special projects and executive officer transition services as directed by the Board of Directors of the Company.

  •
  Develop and implement long-term strategic initiatives with the Board of Directors, including strategic partnerships, large account sales strategies, strategic acquisition investigations, and other future initiatives to position the Company in the rapidly changing e-commerce environment.

B–1

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TRANSITION SERVICES AGREEMENT
EXHIBIT A DEFINITIONS
EXHIBIT B